EXHIBIT (99)(a)

CONSENT OF MERRILL LYNCH & CO.

We hereby consent to the inclusion of our opinion letter dated June 20, 2004 to the Board of Directors of SouthTrust Corporation as Appendix C to the Joint Proxy Statement-Prospectus which forms a part of the Registration Statement on Form S-4 of Wachovia Corporation relating to the proposed merger of SouthTrust Corporation with and into Wachovia Corporation, and to the references to such opinion and our name contained in such Joint Proxy Statement-Prospectus under the captions “Summary—Our Financial Advisors Have Provided Opinions as to the Fairness of the Exchange Ratio from a Financial Point of View—SouthTrust’s Financial Advisor,” “The Merger—Recommendation of SouthTrust’s Board and Its Reasons for the Merger,” and “The Merger—Opinion of SouthTrust’s Financial Advisor”. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By: /s/    MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

July 9, 2004